Exhibit 99.1

NutraLife BioSciences, Inc. Provides Company Update

Coconut Creek, FL, November 12, 2020 — NutraLife BioSciences, Inc. (“NutraLife” or the “Company”) (OTC: NLBS) today provided the following shareholder update regarding NutraLife’s journey this past year and the positive outlook moving forward.

It’s been quite the year, and it’s hard to believe that 2020 is almost over. This year has been the most challenging for many of us. We have all had to face the trials and tribulations brought on by the COVID-19 pandemic, our political elections, and the unrest we face together as a country and global society.

As we continue to press on, we have had to adapt and adjust our operations to accommodate the current environment and meet the challenges presented head-on.

Upon entering the new year and in the wake of the global pandemic, the Company regrouped and took the necessary steps to secure the Company’s future and survive the economic slowdown. We began by making a strategic pivot from our then-current nutraceutical manufacturing business by adding the manufacture of consumer sanitizer products utilizing the Company’s existing manufacturing capabilities and the Company’s ability to retrofit its operations and accommodate production due to the shortage of supply and demand for sanitizer products. To do so, consistent with Food and Drug Administration (FDA) requirements, the Company registered and obtained a labeler code as an over-the-counter (OTC) manufacturing facility and began manufacturing and distributing a line of liquid-based multi-use sanitizer spray products under the Company’s in-house brand, “Eddie’s Clean Hands,” packaged as a multi-use sanitizer spray, formulated per the CDC’s recommendation of containing at least 60-95% ethanol or isopropanol alcohol to be effective. Recently, NutraLife announced it had secured distribution of the Company’s sanitizer sprays with W.W. Grainger Inc., a New York Stock Exchange (NYSE) listed national distributor.

This month, the Company announced that it had signed a multi-year production, fulfillment, and distribution agreement with 27Health Inc. to launch its patent-pending Oral Sanitizer mouth spray which we hope will provide some protection from viruses by reducing viral transmission. We are excited about the new product launch and the possibility of another revenue-producing line of products that the Company will be manufacturing and distributing.

Closing out the year and moving forward, the Company is focusing its efforts on getting the Company’s SEC filings current while continuing to drive sales revenue. Over the years, the Company has developed and acquired many products, including the Company’s patented derma-bug-patch insect repellent, a line of CBD products, and now a line of sanitizer products, with several other health and wellness products in development that the Company will manufacture and distribute. The Company also plans to establish a medical advisory board and research department to begin efficacy studies on the Company’s various lines of products.

“We are pleased to be continuing on the path we set out on over 10 years ago, with the vision of becoming a leader in the nutraceutical space, creating and providing result-driven products that deliver daily health and wellness benefits to help improve the quality of life for people and their pets,” said Edgar Ward, NutraLife’s Founder/President and CEO. “ While the days ahead will continue to have challenges to overcome, we will meet them head-on. To our customers and shareholders, we are grateful for your support, and thank you all!”

About the Company

NutraLife BioSciences, Inc. operates a multifaceted life sciences company. For more than seven years, NutraLife has manufactured and distributed private label and branded nutraceutical and skincare wellness products.

Forward-Looking Statements

This press release contains statements of a forward-looking nature about NutraLife Biosciences, Inc. (the “Company”). You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “future” or other similar expressions. The Company has based these forward-looking statements primarily on the Company’s current expectations and projections about future events and financial trends that the Company believes may affect Company’s financial condition, results of operations, business strategy, and financial needs. There is no assurance that the Company’s current expectations and projections are accurate. All forward-looking statements in this press release are based on the Company’s information on the date hereof. These statements involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results to differ materially from those implied by the forward-looking statements. More detailed information about these risk factors is set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on April 2, 2019, as amended. The Company operates in a rapidly evolving environment. New risk factors emerge from time to time. The Company does not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

Contact:

NutraLife BioSciences, Inc.

6601 Lyons Road, Suite L-6

Coconut Creek, FL 33073

Telephone 888-509-8901

www.NutraLifeBioSciences.com